UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2008

Sinoenergy Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-30017	84-1491682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing China, 100107
(Address of principal executive offices)

Registrant’s telephone number, including area code:  86-10-84928149

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets

On June 15, 2008, Sinoenergy Corporation (the “Company”), its wholly-owned subsidiary, Sinoenergy Holding Limited, and Greka Snu Ltd. entered into pursuant to which Sinoenergy Holding sold all of the issued and outstanding equity interest of Hong Kong Giant Power International Investment Ltd. for a purchase price of $10.68 million. The initial payment of $5.34 million was paid to the Company, and the Giant Power stock was transferred to Greka on July 1, 2008. The balance is expected to be paid in July 2008.

Giant Power’s assets solely consist of the following investments: (i) a 35% equity interest in Zhengzhou PetroChina Hengran Petro-gas Co. Ltd and (ii) a 26.2% equity interest of Anhui PetroChina Hengran Petro-gas Co. Ltd. In addition, Zhengzhou PetroChina Hengran Petro-gas Co. Ltd. holds 69.7% equity interest in Anhui PetroChina Hengran Petro-gas Co. Ltd.

The agreement also provides that during the three-year period following the closing, Greka agrees to consider giving the Company and its affiliates priority to purchase products from Giant Power’s subsidiaries at the fair market price, and Greka agrees to consider giving the Company the priority to sell its products to Greka at fair market value.

A copy of the English translation to the agreement is filed as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

99.1	English translation of Share Purchase Agreement dated June 15, 2008, among Sinoenergy Holdings Limited, Greka Snu Ltd. and Sinoenergy Corporation, as guarantor.
99.2	Press release dated June 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOENERGY CORPORATION
(Registrant)

Date: July 7, 2008	/s/ Huang Bo
Huang Bo, Chief Executive Officer